CODE OF ETHICS

Risks

In developing these policies and procedures, SNAM considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•	Employees do not understand the fiduciary duty that they, and SNAM, owe to Clients;

•	Employees and/or SNAM fail to identify and comply with all applicable Securities Laws[1];

•	Employees do not report personal Securities transactions;

•	Employees trade personal accounts ahead of Client accounts;

•	Violations of the Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO; and

•	SNAM does not provide its Code of Ethics and any amendments to all Employees. SNAM has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Securities Laws

At all times, SNAM and its Employees must comply with the spirit and the letter of the Securities Laws and the rules governing the capital markets, including this Code of Conduct. The CCO administers the Code of Ethics. All questions regarding the Code of Ethics should be directed to the CCO or CRMD. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) SNAM to comply with all applicable Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting SNAM’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, SNAM must act in its Clients’ best interests. Neither SNAM, nor any Employee should ever benefit at the expense of any Client. Notify the CCO or CRMD promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

[1]

“Securities Laws” include Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these Statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

The Portfolio Managers and Executives of SNAM should also comply with “Conduct Rules for Registered Portfolio Managers” and “Conduct Rules for Executive Officers”

Employees are generally expected to discuss any perceived risks, or concerns about SNAM’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to either the CCO’s or CRMD’s attention.

Reporting Violations

Improper actions by SNAM or its Employees could have severe negative consequences for SNAM, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations (referred to as “Misconduct”) of the Code of Ethics, to the General Manager of CRMD. Issues can be reported to the General Manager of CRMD in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the General Manager of CRMD, General Manager of Personnel, General Affairs & Accounting Department and General Manager of any related departments. Any problems identified during the review will be addressed in ways that reflect SNAM’s fiduciary duty to its Clients. In addition, an Employee may at any time report any Misconduct to the SEC or any other applicable governmental agency without prior notice to SNAM.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action. If an Employee believes that he or she has been retaliated against, he or she should notify directly to the General Manager of CRMD, General Manager of Personnel, General Affairs & Accounting Department or the “Compliance Hotline” in accordance with “(Japanese) Compliance Manual” and the “Rules regarding Whistleblower System and the Protection of whistleblowers”.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions.

The General Manager of CRMD will report any violations to SNAM’s Compliance Risk Management Committee.

Distribution of the Code of Ethics and Acknowledgement of Receipt

SNAM will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with SNAM’s policies and procedures described in this Manual, including this Code of Ethics. Each Employee should acknowledge this Manual by signing the attached form or by sending email with required contents to the CRMD upon commencement of employment, annually, and following any material change to the Manual. Employees are also required to fill out the Annual Compliance Questionnaire Supplement attachment on an annual basis.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including SNAM, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for SNAM, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

SNAM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve SNAM and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of SNAM and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

It may sometimes be beneficial for SNAM to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CRMD will document the Company’s assessment of, and response to, such conflicts that seems material.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety.

Accounts Covered by the Policies and Procedures

SNAM’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons2 have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-clients over which Access Persons exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members other than spouse sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts.

[2]

“Access Person” includes any Employee who has access to nonpublic information regarding any Client’s trading or portfolio holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations. All of SNAM’s directors and officers excluding independent directors who don’t have office in SNAM are presumed to be Access Persons. CCO may exclude the employees from Access Person who are blocked out from the Client’s’ trading and holdings information. CCO should keep the list of Employees who are excluded.

Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household. Generally, the CCO will approve such exclusion if an employee declares that 1) he/she has no Beneficial Interest3 of those family members’ account, 2) he/she has no influence to their investment decision, and 3) he/she does not provide 50% or more support of their lives.

Reportable Securities

SNAM requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security4, except:

•	Direct obligations of the Government of the United States and Japanese Government Bond for Individual Investors;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares or Units issued by open-end investment companies or open-end investment trusts registered in the U.S. or Japan, other than funds advised or underwritten by SNAM or an affiliate;

•	Interests in 529 college savings plans; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by SNAM or an affiliate.

Exchange-traded funds, or ETFs and exchange traded notes, or ETNs, are somewhat similar to open-end registered investment companies. However, ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in SNAM’s Personal Securities Transactions policy.

Personal Trading Requirements

Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving Japanese Equities, IPOs or Private Placements before completing the transactions. SNAM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. The Access Person’s receiving the approval is responsible for ensuring that his or her trading is completed within five business days. Access Persons must use the attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CRMD.

[3]	An individual generally has a “Beneficial Interest” in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.
[4]

“Security” is defined in section 202(a)(18) of Advisers Act or section 2(a)(36) of IC Act and that means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe, any of the foregoing.

Reporting

SNAM must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CRMD within 30 days of the end of each calendar quarter.

Employees may utilize the attached Quarterly Reporting Forms to fulfill quarterly reporting obligations.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Annual reports other than DC Pension Plan must be current as of December 31st and submitted to the CRMD on or before February 14th of each year. Annual reports regarding DC Pension Plan must be current as of March 31st and submitted on or before May 15th.

Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person and submitted within 10 days of an individual becoming an Access Person.

Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms. Or alternately, Access Person may use broker-dealer’s account statements by signing with seal on them.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Employee does not have any holdings and/or accounts to report other than Automatic Investment Plan or DC Pension Plan, this should be indicated on the Periodic Holdings Reporting Form, or reported by email according to CRMD’s instruction within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan or DC Pension Plan; or

•

Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser, and may provide Employees with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to SNAM’s Code of Ethics, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on SNAM’s receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Access Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

SNAM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CRMD will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

•	Trading opposite of Client trades;

•	Trading ahead of Clients; and

•	Trading that appears to be based on Material Nonpublic Information.

The CRMD will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CRMD will document its review and include a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CCO will monitor any members of the CRMD team’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

SNAM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.

Recordkeeping Requirements

Each responsible department of SNAM shall maintain following records, but not limited to, copy of Code of Ethics, a record of violation of the Code of Ethics, acknowledgement of the Code of Ethics, Annual Compliance Questionnaire Supplement reports made by Access Person, list of employees and employees excluded from Access Person, reviewing or monitoring reports made by CRMD or CCO, for pre-determined periods. The CCO is responsible for monitoring each responsible department’s compliance with the recordkeeping requirements.

U.S. Regulatory Compliance Manual Acknowledgement Form

I certify that I have received, read, understood, abided by, and will continue to abide by SNAM’s U.S. Regulatory Compliance Manual, which includes SNAM’s Code of Ethics. I understand that any questions about SNAM’s Manual (including the Code of Ethics) should be directed to either the CCO or a member of the CRMD.

Print Name:

Signature (seal):

Date:

Note: All employees must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. CRMD may ask additional questions or request further explanations if you marked in shaded boxes.

Question	Yes	No
1. Are you employed by any organizations other than SNAM?

1. Are any members of your immediate family employed by a broker-dealer or a custodian that provides services to SNAM? If “yes”, please provide the name of the company.

2.  Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a broker-dealer or a custodian that provides services to SNAM? If “yes”, please provide the name of the company.

3. Do any members of your immediate family have any other business or personal relationship with any U.S. Client of SNAM?

2. Are any members of your immediate family employed by any U.S. government?

4. Do you or any members of your immediate family serve as officers or directors of any organizations other than SNAM, that include private companies, public companies, or non-profit organization?

5. Have you complied with SNAM’s requirements in “U.S. Regulatory Compliance Manual” regarding the disclosure and approval of outside business activities?

6. Are you aware of any conflicts of interest that have not already been disclosed to the CRMD/CCO involving SNAM, you or your immediate family members, and any U.S. Client of SNAM?

7. Are you aware of any potentially material, non-public information that you have not previously disclosed to the CRMD/CCO?

8. In the past 10 years, have you been charged or convicted of or plead guilty or no contest in a domestic or foreign court to any felony, or any security or investment related crime?

New Employees should answer for the period since your employment with regard to following questions.

9.  During the past 12 months, have you reported all personal securities transactions and reportable accounts in accordance with SNAM’s reporting policies in “U.S. Regulatory Compliance Manual” and “Rules of Limitation of Self Trading”?

12. During the past 12 months, have you reported gifts and entertainment in accordance with SNAM’s reporting policies in “U.S. Regulatory Compliance Manual” and “Code of Conduct”?

3.  During the past 12 months, have you traded securities on or improperly transmitted any material, non-public information, against policies and procedures of “U.S. Regulatory Compliance Manual” and “Rules of the Prevention of Dealings Based on Non-Public Information”?

4. During the past 12 months, have you become aware of any violation of SNAM’s Code of Ethics that you did not disclose to the CRMD/CCO?

5. Are you aware of any unreported identity theft, cyber security, or privacy issues that have arisen in the past 12 months?

6. To the best of your knowledge, during the past 12 months, has SNAM and its employees (including yourself) complied with the SNAM’s written policies and procedures?

By signing below, I certify that I have responded to the questions set forth in this Annual Compliance Questionnaire completely and accurately.

Print Name:	Date: __________________________

Signature: ________________________

Trade Pre-clearance Form

Transaction Type: Buy / Sell

Security Name:

Security Type: Common Stock / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

10.	I have no Material Nonpublic Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or Securities Laws.

11.	The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

Signature (seal): __________________	Date: ____________________

Print Name: _____________________

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

Quarterly Reporting Form: Transactions

For the Quarter Ended: ______________

Date	Type (common stock, bond, etc.)	Security Name	Ticker or CUSIP	Buy /Sell	Number of Shares	Price	Principal Amount	Interest Rate / Maturity	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature (seal):	Print Name:	Date:

Deliver to the CRMD within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Quarterly Reporting Form: New Accounts

For the Quarter Ended: ______________

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature (seal):	Print Name:	Date:

Deliver to the CRMD within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CRMD within 10 days of becoming associated with SNAM, and by February 14th (May 15th in case of Automatic Investment Plan & DC Pension Plan) of each year. Use additional sheets if necessary.

Signature	Date
___________________________	_______________________

Print Name
____________________________

Periodic Holdings Reporting Form: Reportable Securities

Type (Common Stock, Bond, etc.)	Security Name	Ticker or CUSIP (As Applicable)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CRMD within 10 days of becoming associated with SNAM, and by February 14th (May 15th in case of DC Pension Plan) of each year. Use additional sheets if necessary.

_______________________________	______________________
Signature	Date

_______________________________
Print Name

Exempt Accounts Certification

To: the Chief Compliance Officer,

In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Rule”), I am considered to be an “Access Person” of Sompo Japan Nipponkoa Asset Management Co., Ltd (“SNAM”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings to be made to SNAM. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name
Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

•	I have no direct or indirect influence or control over the Accounts;

•

If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

•

I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of SNAM’s Chief Compliance Officer.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:

•	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period <Month YEAR to Month YEAR>;

•	Any discussions with the Manager about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Name:
Signature (seal):____________________________
Date: